Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE APPOINTS LAWRENCE R. DICKERSON AS CHIEF EXECUTIVE OFFICER
Houston, Texas, May 29, 2008 — Diamond Offshore Drilling, Inc. (NYSE: DO) announced today that Lawrence R. Dickerson, formerly President and Chief Operating Officer of the Company, has been named President and Chief Executive Officer. James S. Tisch, formerly Chairman and Chief Executive Officer, will remain Chairman of the Company and will continue to focus primarily on major strategic decisions.
Mr. Dickerson has been with the company since 1979 and was previously Chief Financial Officer from 1989 until 1998 when he became President and Chief Operating Officer. Additionally, Mr. Dickerson is a past Chairman of both the International Association of Drilling Contractors and National Ocean Industries Association. From 2001 through 2003, Mr. Dickerson served on the U.S. Commission on Ocean Policy.
“We are pleased to recognize Larry’s key contributions to Diamond Offshore with this important promotion” stated Mr. Tisch. “As the Company’s leader in Houston, Larry has been instrumental in the development of staff and personnel who have delivered outstanding performance in drilling markets around the world. Larry focuses on both operational excellence and enhancing shareholder value.”
Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling. Additional information on Diamond Offshore Drilling, Inc. and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
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